Exhibit 10.30

November 11, 2005

Bayer Pharmaceuticals Corporation

400 Morgan Lane

West Haven, CT 06516-4175

ATTN: Legal Department

Gentlemen:

Reference is made to the Metabolic Disorder Collaboration Agreement dated January 12, 2001 between Bayer Corporation and CuraGen Corporation (as previously amended, the “Agreement”). Terms which are defined in the Agreement are used herein as so defined. This letter will set forth our agreement with respect to an amendment of the Agreement.

1.	Notwithstanding the provisions of Section 4.1(a)(iii) or any other provision of the Agreement, effective October 31, 2005 CuraGen shall not bear any further Development Costs of the Metabolic Program relating to the Pre-Clinical Development Phase, Clinical Development Phase and/or Commercialization Phase with respect to the Development Compound known as CT052 and any Metabolic Program Drug developed from such Development Compound. Pursuant to Section 2.4(e), CuraGen will, following October 31, 2005, no longer have any representatives on the Global Development Project Team for CT052. CuraGen, shall, however, be informed of the development of CT052. Updates on CT052 shall be provided to CuraGen at each Decision Point, at NDA Phase, Registration Phase and upon NDA Approval. During the Commercialization Phase updates shall be provided at least quarterly. Furthermore, CuraGen shall receive Royalty Payments as set forth in Section 4.2(a) for any Metabolic Program Drug developed from such Development Compound and shall not receive a share of Operating Income for any Metabolic Program Drug developed from such Development Compound, notwithstanding the fact that CuraGen has paid Development Costs for such Development Compound prior to October 31, 2005. All provisions of the Agreement relating to Royalty Payments shall apply to payments pursuant to this paragraph, including without limitation the provisions of Section 4.2(c) relating to sublicensing of CT052 and any Metabolic Program Drug developed from such Development Compound.

2.	In all other respects, the Agreement shall remain in full force and effect, and shall not be modified hereby.

If the foregoing accurately sets forth our understanding, please so signify by signing and returning a duplicate copy of this letter, whereupon this letter shall take effect as an amendment to the Agreement.

Very truly yours,

CuraGen Corporation

By:	/s/ Timothy M. Shannon
	Title:	Executive Vice President and Chief Medical Officer

cc: Wilmer, Cutler & Pickering

ACCEPTED AND AGREED:
Bayer Corporation

By:	/s/ Joseph J. Catino
Title: Senior Vice President Research

Xc:	Joe Catino
Chris Seaton